SEC 1473  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF
(7-97) INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

          UNITED STATES SECURITIES AND
               EXCHANGE COMMISSION                    OMB APPROVAL
               WASHINGTON, DC 20549
                                                  OMB Number: 3235-0104
              INITIAL STATEMENT OF
             BENEFICIAL OWNERSHIP OF
                   SECURITIES                     Expires: October 31, 2001

FORM 3
     FILED PURSUANT TO SECTION 16(a) OF THE
         SECURITIES EXCHANGE ACT OF 1934,         Estimated average burden
      SECTION 17(a) OF THE PUBLIC UTILITY         hours per response...0.5
         HOLDING COMPANY ACT OF 1935 OR
         SECTION 30(f) OF THE INVESTMENT
              COMPANY ACT OF 1940

(Print or Type Responses)

================================================================================
1.                       2.               4.
Name and Address of      Date of Event    Issuer Name AND Tickler or Trading
Reporting Person*        Requiring        Symbol
                         Statement
                         (Month/Day/Year)
                                          VPN Communications Corporation

                           03/02/00

(Last) (First) (Middle)

Marchi E       G


(Street)                 3.             5.                      6.
                         I.R.S.         Relationship of         If Amendment,
                         Identification Reporting Person(s) to  Date of
3200 Bristol #725        Number of      Issuer                  Original
                         Reporting      (Check all applicable)  (Month/Day/Year)
                         Person, if an
                         entity
                         (voluntary)     X
                                        ---
                                        Director

                                         X
                                        ---
                                        10% Owner

                                        X
                                        Officer (give title
                                        below)
                                        President__
                                        Other (specify below)

================================================================================

 (City)  (State)  (Zip)                                     7.
                                       ----------------     Individual or
                                                            Joint/Group
Costa Mesa  Ca     92626                                    Filing
                                                            (Check Applicable
                                                            Line)


                                                             X
                                                            ---
                                                            Form filed by One
                                                            Reporting Person

                                                            --
                                                            Form filed by
                                                            More than One
                                                            Reporting Person

             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
1.                   2.                   3.                4.
Title of Security    Amount of            Ownership Form:   Nature of
(Instr. 4)           Securities           Direct (D) or     Indirect
                     Beneficially Owned   Indirect (I)      Beneficial
                     (Instr. 4)           (Instr. 5)        Ownership
                                                            (Instr. 5)

================================================================================

    TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS,
                   WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
1.          2.               3.                   4.       5.         6.
Title of    Date Exer-       Title and Amount of  Conver-  Owner-     Nature of
Derivative  cisable and      Securities           sion or  ship       Indirect
Security    Expiration       Underlying           Exercise Form of    Beneficial
(Instr. 4)  Date             Derivative Security  Price of Deriv-     Ownership
            (Month/Day/Year) (Instr. 4)           Deri-    ative      (Instr. 5)
                                                  vative   Securities:
                                                  Security Direct (D)
                                                           or Indirect
                                                           (I)
                                                           (Instr. 5)


            Date    Expira-     Title      Amount
            Exer-   tion                   or
            cisable Date                   Number
                                           of
                                           Shares

Common                       See below #1
Stock




================================================================================
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses: #1 Individual is eligible to receive stock subject to various stock plans registered by this company pursuant to its S-8 filing.

                /s/ E.G. Marchi                3/12/00
               --------------------       ------------------
           **Signature of Reporting             Date
                    Person
    * If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).
   ** Intentional misstatements or omissions of facts constitute Federal
      Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
      SEE Instruction 6 for procedure.